                                                                   Exhibit 10.12

                              MANAGEMENT AGREEMENT

         AGREEMENT, effective as of the 23rd day of January 2002 by and between SL Industries, Inc. (the "Company"), a Delaware corporation having an office at 520 Fellowship Road, Suite A-114, Mt. Laurel, NJ 08054 and Steel Partners, Ltd. ("SPL"), a Delaware corporation having an office at 150 East 52nd Street, New York, NY 10022.

                                  W I T N E S S

         WHEREAS, the Company desires to have SPL furnish certain management advisory and consulting services to the Company, and SPL has agreed to furnish such management advisory and consulting services, pursuant to the terms and conditions hereinafter set forth; and

         WHEREAS, this Agreement has been approved by a majority of the disinterested directors of the Company.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby agree as follows:

         Section 1.        Engagement of SPL.

         1.01 During the term of this Agreement, SPL shall provide to the Company such management advisory and consulting services (the "Services"), as more fully described and defined below, as may be necessary or desirable or as may be reasonably requested or required, in connection with the business, operations and affairs, both ordinary and extraordinary, of the Company and its subsidiaries and affiliates. "Services" means and includes, without limitation, the furnishing of office space, advice, assistance and guidance, and personnel to implement the same in connection with, among others, executive, administrative, financial, managerial, operational, supervisory and related matters. In connection with such Services and subject to the approval of the Company's Board of Directors, SPL will provide the services of (a) Warren Lichtenstein or such other suitable officer and employee to serve as Chief Executive Officer of the Company and (b) Glen Kassan or such other suitable officer and employee of SPL to serve as President of the Company or such other executive position as SPL may provide from time to time.

                           In performing Services, SPL shall be subject to the
supervision and control of the Board of Directors of the Company. In no event shall SPL incur an obligation or enter into any transaction on behalf of the Company involving in excess of $250,000, without the prior approval of the Board of Directors of the Company.

         1.02 While the amount of time and personnel required for performance by SPL hereunder will necessarily vary depending upon the nature and type of Services, SPL shall devote such time and effort and make available such personnel as may from time to time reasonably be required for the performance of Services hereunder.

         Section 2. Term. This Agreement shall commence effective as of January 23, 2002, shall continue through December 31, 2002, and shall automatically renew for successive one year periods unless and until terminated by either party, at any time and for any reason, upon not less than sixty (60) days written notice to the other prior to the end of the year. If an involuntary or voluntary case or proceeding is commenced against or by the Company under the United States Bankruptcy Code, as amended, or any similar federal or state statutes, either party hereto may terminate this Agreement upon thirty (30) days prior written notice to the other.

         Section 3.        Payments to SPL.

         3.01 In consideration of Services furnished by SPL hereunder, the Company shall pay to SPL a fixed monthly fee as set forth in
Section 3.02, which shall be adjustable annually upon agreement by the parties. In addition, the Company shall reimburse SPL for certain expenses, including legal and consulting fees, incurred on behalf of the Company, as well as all reasonable and necessary business expenses, other than any costs incurred by Warren Lichtenstein, Glen Kassan and/or any other employee of SPL in the use of an airplane leased by any affiliate of SPL, incurred in performance of Services.

         3.02              The Company shall pay SPL with respect to Services
(a) performed in 2002, $400,000, with such payment to be made within three (3) business days after the earliest of the repayment of (i) any subordinated debt issued by the Company as part of the refinancing of the Company's debt that is due and payable on December 31, 2002, or (ii) the refinancing of the Company's debt that is due and payable on December 31, 2002 and is refinanced without the issuance of any subordinated debt, and (b) performed in 2003 and thereafter, a fixed monthly fee of $39,583.33 ($475,000 annually) in advance on the first day of each month.

         Section 4. Indemnity. The Company shall defend, indemnify, save and hold harmless SPL from and against any obligation, liability, cost or damage resulting from SPL's actions under the terms of this Agreement, except to the extent occasioned by gross negligence or willful misconduct of SPL's officers, directors or employees. The Company's obligation to indemnify SPS hereunder shall extend to and inure to the benefit of SPL's officers, directors, employees and consultants.

         Section 5. Confidential Information. SPL shall not at any time during or following the termination or expiration, for any reason, of this Agreement directly or indirectly, disclose, publish or divulge to any person (except where necessary in connection with the furnishing of Services under this Agreement), appropriate or use, or cause or permit any other person to appropriate or use, any of the Company's inventions, discoveries, improvements, trade secrets, copyrights or other proprietary, secret or confidential information not then publicly available.

         Section 6.        General.

         6.01 This Agreement constitutes the entire Agreement of the parties with respect to the transactions contemplated hereby and may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         6.02 All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by regular first-class mail, in each case, however, only against receipt, or if mailed by first class registered or certified mail, return receipt requested.

         6.03 This Agreement shall be construed under the laws of the state of New York and the parties hereby submit to the personal jurisdiction of any federal or state court located therein, and agree that jurisdiction shall rest exclusively therein, without giving effect to the principles of conflict of laws.

                           IN WITNESS WHEREOF, the parties have duly executed
this Agreement as of the date first written.

                                            Steel Partners, Ltd.

                                            By: ____________________________

                                            SL Industries, Inc.

                                            By: ____________________________